Exhibit 99.1

Magellan Gold Appoints Mining Industry Veteran Michael Lavigne as President and Director

Gregory Schifrin joins the Company’s Board of Directors on the heels of recent acquisition of Clearwater Gold Mining Corporation

Wallace, Idaho – August 04, 2020 – Magellan Gold Corporation (OTCQB: MAGE) (“Magellan” or the “Company”), a precious metals exploration and development company, today announced the appointment of Michael Lavigne as President and Director effective August 1, 2020. In addition to Mr. Lavigne, Gregory Schifrin was also appointed as Director, following the Company’s acquisition of Clearwater Gold Mining Corporation announced in July 2020.

Mr. Lavigne has been involved in the mining industry since 1975, when he worked underground for Helca Mining Company. After completing law school, Mr. Lavigne started a registered broker-dealer specializing in mining and resource companies. He was a member and on the board of directors for the Spokane Stock Exchange and was involved in a number of financings for exploration-stage companies. Mr. Lavigne has served in management and board positions for a number of exploration companies with projects in Idaho, Montana, Nevada, Utah, Wyoming and Alaska. Additionally, Mr. Lavigne is owner and Managing Partner of Capital Peak Partners, LLC, which provides consulting services in the area of corporate and business development to a number of mining companies. Mr. Lavigne received his BA in Accounting from the University of Idaho and JD from the Gonzaga University School of Law.

Mr. Schifrin has worked as a geologist and manager for over 36 years in the mining and mineral exploration industry, where he has been involved in precious base metals, rare earth and uranium exploration and project development. He has provided technical and project management services for hundreds of mining projects of major and junior mining companies, from grassroots through the drilling and development phases. Mr. Schifrin has served as an executive or director at various mining companies, including Idaho Champion Gold Mines USA, Inc. (CSE: ITKO), Blackrock Gold Corp. (TSXV: BRC), WestMountain Gold, Inc., Silver Verde May, Cyclone Uranium Corp., U.S. Rare Earth, Inc., and Golden Eagle Mining. During his various tenures, he managed a broad range of functions including geologic evaluation, project development, infrastructure construction, mining, operations, production, project generation, land acquisition, as well as corporate finance, budgets, accounting, legal and regulatory, investors, and personnel. Mr. Schifrin earned a Bachelor of Science degree in Geology from the University of Idaho in 1983. He is a registered professional geologist in Washington State.

“We are extremely pleased with the additions of Mr. Lavigne and Mr. Schifrin, two highly respected mining industry veterans with deep management and operational experience,” stated John Power, Interim President of Magellan Gold. “With their extensive background in leading exploration and development companies, I am confident that they can advance our new focus to acquire and develop early-to-mid-stage exploration targets and near-term production plays in the western United States, which began with the acquisition of mining claims in the historic Center Star Gold Mine located in the Elk City mining district of Idaho.”

“I look forward to joining the Magellan Gold team and helping to execute its strategy in mining-friendly jurisdictions, especially Idaho and Nevada,” said Mr. Lavigne. “In addition to our Center Star Gold Mine, we will identify and pursue smaller-scale high-grade gold occurrences that have largely been ignored by larger companies looking for near-surface bulk tonnage targets. These projects have historically provided very attractive rates of return for shareholders.”

“With insight from over three decades of experience in all phases of mining, I strongly believe in the value proposition of smaller operations and gold deposits that larger mining companies often overlook,” commented Mr. Schifrin. “I believe my extensive industry experience will be helpful in guiding and taking Magellan Gold to the next level of growth as a gold producer.”

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About Magellan Gold Corporation

Magellan Gold Corporation (OTCQB: MAGE) is focused on the exploration and development of precious metals in North America. Magellan’s flagship project is the Center Star Gold Mine located in the historic Ten Mile mining district near Elk City, Idaho. We are additionally working to build a collection of operating gold mines in the Western United States. Our goal going forward will be to resume production and expand our resource base to achieve greater market recognition for the benefit of our shareholders.

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves. Currently we have not delineated “reserves” on any of our properties. We cannot be certain that any deposits at our properties will ever be confirmed or converted into SEC Industry Guide 7 compliant “reserves.” Investors are cautioned not to assume that all or any part of any “resource” estimates will ever be confirmed or converted into reserves or that they can be economically or legally extracted.

Forward-Looking Statements

This release contains “forward-looking statements.” Such statements are based on good-faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Investor Contact:
Magellan Gold Corporation
888-237-2881

contact@magellangoldcorp.com

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